EXHIBIT 10.1

October 15, 2014

Via Email

Engine Control Systems Ltd

4910 Longley Lane, Suite 103

Reno Nevada 89502

Re:       Engine Control Systems Ltd (“Company”) requests to terminate the Sale of Accounts and Security Agreement dated February 14, 2011 among Company and Faunus Group International, Inc. (“FGI”) (such Sale of Accounts and Security Agreement, as amended, the “Agreement”).

Gentlemen and Ladies:

Company has requested that Faunus Group International, Inc. (“FGI”), accept payment in full of all Obligations (as defined in the Agreement) of Company under the Agreement that are owing as of October 15, 2014 (the “Payoff Date”), and terminate the Agreement as well as FGI’s security interest in Company’s Collateral (as defined in the Agreement). Capitalized terms not otherwise defined in this letter shall have the meaning set forth in the Agreement.

CONDITIONS TO TERMINATION OF AGREEMENT AND SECURITY INTEREST

In order to meet your request, FGI must receive the following no later than the Payoff Date, delivery of the following:

(i)          immediately available funds in the amount of  $350,137.39 (the “Payoff Amount”), representing all unpaid principal, interest, fees, costs and expenses under the Agreements, as full set forth on attached Exhibit A; and

(ii)          a fully executed counterpart to this letter.

FGI consents to the sale by Company of accounts to enable Company to pay the Payoff Amount so long as the proceeds of each such sale are immediately remitted to FGI in immediately available funds.

TERMINATION OF AGREEMENT AND SECURITY INTEREST

Upon receipt of the foregoing,

(i)          FGI shall release, terminate and satisfy its security interest in the Collateral, and execute and deliver such releases, termination statements or directions to terminate as Company may reasonably request, which must be prepared and filed by Company at Company’s sole cost and expense.

(ii)          Company is authorized by FGI to file UCC termination statement to terminate all UCC filings made by FGI against Company.

(iii)          The Agreement is hereby terminated, cancelled and of no further force or effect (except those provisions which by their terms survive termination thereof, including, without limitation, the Company’s obligation to repay all Obligations under the Agreement and Company’s obligation to pay FGI’s continuing costs and expenses and to indemnify and hold FGI harmless, shall survive and not be deemed terminated, but shall remain in full force and effect) and, subject to the foregoing, FGI shall have no further obligation to make any financial accommodations or have any other duties or responsibilities to Company in connection with the Agreement, except as provided herein.

(iv)          In connection with the termination of the Agreement, each of (a) Deposit Control Agreement (“Blocked Account Agreement”) referencing: account x2073 and Lockbox Number 635116 dated April 14 2011,signed by Company, FGI and Fifth Third Bank, (b) Written Consent of Directors of Engine Control Systems Ltd (“Resolution”) dated February 14, 2011 signed by Company and all together with the Agreement, Blocked Account Agreement, and Consent, the (“Receivables Financing Documents”) shall be terminated, cancelled and of no further force or effect (except those provisions which by their terms survive termination thereof).

(v)          Any requirement of notice of termination or delivery of any other document required in connection with the termination of the Receivables Financing Documents is hereby waived by each party entitled to such notice or other document.

(vi)          FGI shall promptly reassign to the Company without payment any Debt still outstanding and return to the Company all certificates, stock powers and other physical collateral provided to and held by FGI pursuant to any of the Receivables Financing Documents.

PAYMENT OF PAYOFF AMOUNTS AND ADJUSTMENTS

The Payoff Amount should be sent as follows:

      [Omitted]

In the event that FGI does not receive the Payoff Amount in immediate available funds no later than the Payoff Date, an additional per diem charge of $73.82 shall be added to the Payoff Amount. The Payoff Amount is subject to adjustments in the event that any checks, instruments, and payment orders deposited to any of the Company’s accounts are returned for insufficient funds or have not been processed or because of errors in computation or other clerical or computer errors, or for any other reason.

If,  by any reason of adjustments made no more than sixty (60) days after the date of this letter, additional amounts are found to be due and owing to FGI (as determined by FGI in its reasonable discretion with reasonably detailed backup support provided by Company), Company agrees to promptly reimburse FGI for such additional indebtedness. FGI’s demand for such payment shall be conclusive upon Company and FGI shall not be obligated to make demand for payment upon any other indemnitor.

Company hereby releases, discharges and acquits FGI, its respective officers, directors, agents and employees and their respective successors and assigns (collectively, the “FGI Parties” and each individually a “FGI Party”), from all obligations to Company (and their respective successors and assigns) and from any and all claims, demands, debts, accounts, contracts, liabilities, actions and causes of actions, whether in law or in equity, against the FGI Parties, or any of them, that Company at any time had or has solely with respect to events arising from the Agreements, the documents entered into related to the agreements or otherwise related to the foregoing and occurring prior to the date of this letter.

Notwithstanding anything to the contrary contained herein, FGI reserves all rights in and to any checks or similar instruments for payment of money heretofore received by FGI prior to the date of this letter in connection with its arrangements with Company, and all rights to any monies due or to become due under said checks or similar instruments and/or all claims thereon. FGI agrees that if it receives any checks or similar instruments for payment of money with respect to the Debt on or after the date of this letter, it shall promptly endorse and return such checks or similar instruments to the Company.

Notwithstanding anything to the contrary contained herein, in the event any payment made to, or other amount or value received by, FGI from or for the account of Company is avoided, rescinded, set aside or must otherwise be returned or repaid by FGI, whether in any bankruptcy, reorganization, insolvency or similar proceeding involving Company or otherwise, the indebtedness intended to be repaid thereby shall be reinstated (without any further action by any party) and shall be enforceable against Company. In such event, Company shall be and remain liable to FGI for the amount so repaid or recovered to the same extent as if such amount had never originally been received by FGI.

The effectiveness of this letter agreement is subject to and conditioned upon the receipt by FGI of a fully-executed copy of this letter agreement.  This letter may be signed and exchanged in counterparts, all of which when taken together shall constitute one and the same agreement. Signature by facsimile will also bind the parties to this letter. This letter agreement will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

{SIGNATURE PAGE TO FOLLOW}

Very truly yours,

                                                                                     Faunus Group International, Inc.

By: /s/ Joe Albertelli

Name: Joe Albertelli

Title: VP

ACKNOWLEDGED AND AGREED TO:

Engine Control Systems Ltd

By: /s/ David E. Shea

Name: David E. Shea

Title: CFO

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